Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

Press Contact in Asia	Investor Contact in Asia
Camellia So	Connie Lai
Tel: (852) 2555-5021	Tel: (852) 2555-4747
e-mail: cso@globalsources.com	e-mail: investor@globalsources.com

Press Contact in U.S.	Investor Contact in U.S.
Brendon Ouimette	Cathy Mattison
Tel: (1-480) 664-8309	LHA
e-mail: bouimette@globalsources.com	Tel: (1-415) 433-3777
e-mail: cmattison@lhai.com

Global Sources commences tender offer

NEW YORK, April 30, 2014 –  Global Sources Ltd. (NASDAQ: GSOL)  commences today its cash tender offer for up to 5,000,000 shares of its issued and outstanding common shares at $10.00 per share, or up to $50,000,000, as previously announced on March 13, 2014.

As of Feb. 28, 2014, there were 34,722,691 shares of the company’s common shares issued and outstanding. The maximum total number of shares that the company is offering to purchase represents approximately 14.4% of the company’s total number of common shares issued and outstanding as at Feb. 28, 2014.

The tender offer is not conditioned upon any minimum number of shares being tendered or the availability of any financing. It is, however, subject to certain other conditions set forth in the Offer to Purchase.

The tender offer is expected to expire at 12:00 midnight, New York City time, on May 28, 2014, unless the tender offer is earlier terminated or extended by the company.

If more than 5,000,000 shares are properly tendered and not properly withdrawn, then the shares will be purchased:

●	First, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date; and

●	Second, from all other shareholders who properly tender shares, on a pro-rata basis.

The company’s board of directors has approved the tender offer. However, neither the company’s management, its board of directors, the depositary nor the information agent make any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. The company has not authorized any person to make any recommendation.

Georgeson Inc. will serve as the information agent for the tender offer. U.S. shareholders can contact Georgeson Inc. by calling them at: (1-888) 219-8320. Non-U.S. shareholders can contact Georgeson Inc. by calling them at: (1-781) 575-2137. Alternatively, shareholders can email Georgeson at globalsources@georgeson.com.

THIS PRESS RELEASE CONSTITUTES NEITHER AN OFFER TO BUY NOR THE SOLICITATION OF AN OFFER TO SELL SHARES. THE SOLICITATION AND THE OFFER TO BUY GLOBAL SOURCES’ COMMON SHARES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT GLOBAL SOURCES HAS BEGUN DISTRIBUTING TO SHAREHOLDERS AS OF APRIL 30, 2014. SHAREHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN FOR FREE THE OFFER TO PURCHASE AND OTHER FILED DOCUMENTS AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. ONCE AVAILABLE, THESE DOCUMENTS MAY ALSO BE OBTAINED FOR FREE IN THE INVESTOR RELATIONS SECTION OF GLOBAL SOURCES’ WEBSITE AT GLOBALSOURCES.COM.

Shareholders should read carefully the information in the Offer to Purchase and in the Letter of Transmittal as they include various terms and conditions of the tender offer and should consult their own investment and tax advisors.

About Global Sources
Global Sources is a leading business-to-business media company and a primary facilitator of trade with Greater China.

The core business facilitates trade between Asia and the world using English-language media such as online marketplaces (GlobalSources.com), print and digital magazines, sourcing research reports, private sourcing events, and trade shows.

More than 1 million international buyers, including 95 of the world’s top 100 retailers, use these services to obtain product and company information to help them source more profitably from overseas supply markets. These services also provide suppliers with integrated marketing solutions to build corporate image, generate sales leads and win orders from buyers in more than 240 countries and territories.

Global Sources’ other businesses provide Chinese-language media to companies selling to and within Greater China. These services include online web sites, print and digital magazines, seminars and trade shows. In mainland China, Global Sources has a network of more than 30 office locations and a community of more than 4 million registered online users and magazine readers of its Chinese-language media.

Now in its fifth decade, Global Sources has been publicly listed on the NASDAQ since 2000.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended and Section 21-E of the Securities Exchange Act of 1934, as amended. The company's actual results could differ materially from those set forth in the forward-looking statements as a result of the risks associated with the company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.